Artisan Partners Asset Management Inc. Reports September 2026 Assets Under Management
Milwaukee, WI - October 09, 2026 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of September 30, 2026 totaled $168.7 billion. Artisan Funds and Artisan Global Funds accounted for $90.2 billion of total firm AUM, while separate accounts and other AUM1 accounted for $78.5 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of September 30, 2026 - ($ Millions)
Growth Team
Global Opportunities	$11,932
Global Discovery	1,858
U.S. Mid-Cap Growth	8,878
U.S. Small-Cap Growth	2,664
Franchise	963
Global Equity Team
Global Equity	394
Non-U.S. Growth	15,757
International Value Group
International Value	54,995
International Explorer	1,364
Global Special Situations	39
Global Value Team
Global Value	32,185
Select Equity	1,040
Sustainable Emerging Markets Team
Sustainable Emerging Markets	3,857
Credit Team
High Income	14,107
Credit Opportunities	436
Floating Rate	305
Custom Credit Solutions	1,529
Developing World Team
Developing World	3,107
Antero Peak Group
Antero Peak	2,431
Antero Peak Hedge	208
International Small-Mid Team
Non-U.S. Small-Mid Growth	3,639
EMsights Capital Group
Global Unconstrained	2,659
Emerging Markets Debt Opportunities	1,646
Emerging Markets Local Opportunities	1,969
Grandview Property Partners
Grandview Property Partners[3]	782

Total Firm Assets Under Management ("AUM")	$168,744
1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM includes $508.8 million in aggregate for which Artisan Partners provides investment models to managed account sponsors (generally reported on a lag not exceeding one quarter).
3 Represents NAV plus uncalled and recallable capital.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global multi-asset investment platform providing a broad range of high value-added investment strategies in growing asset classes to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.